OFFERING CIRCULAR

                     CORNERSTONE INTERNET SOLUTIONS COMPANY

           OFFER TO EXCHANGE .8 OF A SHARE OF CLASS D PREFERRED STOCK
              FOR EACH OUTSTANDING SHARE OF CLASS B PREFERRED STOCK


         THE SECURITIES TO BE ISSUED IN EXCHANGE FOR THE SHARES OF CLASS B PREFERRED STOCK HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT PASSED UPON THE FAIRNESS OF SUCH TRANSACTION NOR CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Cornerstone Internet Solutions Company ("Cornerstone" or the "Company") hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Offering Circular (the "Offering Circular"), and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange, on a .8 of a share for a share basis, shares of its newly issued Class D Convertible Preferred Stock, par value $.01 per share (the "Class D Preferred Stock") for shares of its currently outstanding Class B Preferred Stock, par value $.01 per share (the "Class B Preferred Stock"). As of the date of this Offering Circular, there are 2,000 shares of Class B Preferred Stock outstanding. The closing of the Exchange Offer is not contingent on any minimum number of shares of Class B Preferred Stock being exchanged. The Exchange Offer will expire at 5:00 p.m., New York City time, on December 7, 1998 unless extended by the Company. See "Conditions to the Exchange Offer -- Expiration; Extensions; Termination; Amendment."

         Pursuant to the terms of the Certificate of Designations, Preferences and Other Rights and Qualifications of Class B Preferred Stock, each share of Class B Preferred Stock is convertible at any time after March 1, 1999 or from time to time thereafter into such whole number of shares of common stock, par value $.01 per share (the "Common Stock"), equal to the aggregate stated value of the Class B Preferred Stock ($1,000) (the "Class B Stated Value") to be converted divided by $1.00. If on or before March 1, 1999, the Company has a private placement or public offering of Common Stock of the Company where the gross proceeds to the Company are in excess of $2,000,000 (the "Subsequent Financing"), each share of Class B Preferred Stock shall automatically convert into such whole number of shares of Common Stock equal to the aggregate Class B Stated Value of the Class B Preferred Stock to be converted divided by the greater of (i) 90% of the per share offering price of the Company's equity securities in the Subsequent Financing or (ii) $1.00. If such Class B Preferred Stock was converted into Common Stock at the Class B Stated Value divided by $1.00, such Class B Preferred Stock would be convertible into 2,000,000 shares of Common Stock. The Class B Preferred Stock is not redeemable.

         The terms of the Class D Preferred Stock are substantially identical in all material respects to the terms of the Class B Preferred Stock for which they may be exchanged pursuant to the Exchange Offer, except that (i) the Class D Preferred Stock can first be converted into Common Stock of the Company on or after the earlier of (a) June 30, 2000 or (b) if the closing price of the Common Stock shall have been at least $1.50 per share (subject to adjustment in the event of a subdivision or combination of the shares of Common Stock) on 15 trading days during any 20-consecutive day trading period, and (ii) each share of Class D Preferred Stock is convertible into such number of shares of Common Stock as is equal to the aggregate stated value of the Class D Preferred Stock divided by $1.00, 2,000,000 shares of Common Stock if all outstanding shares of Class B Preferred Stock are exchanged for Class D Preferred Stock and all such Class D Preferred Stock is converted into Common Stock).

         The Company has commenced a private placement in which it is seeking to sell up to $2,500,000 of Class D Preferred Stock to accredited investors at a purchase price of $1,250 per share. See "Recent Developments."

         On October 29, 1998, the Company commenced an exchange offer (the "Class C Exchange Offer") whereby the Company is offering to exchange one share of its currently outstanding Class C Preferred Stock, par value $.01 per share (the "Class C Preferred Stock"), tendered to the Company in exchange for one share of Class D Preferred Stock (the "Exchange Offer Consideration"). The closing of the Class C Exchange Offer is not contingent on any minimum number of shares of Class C Preferred Stock being exchanged and there can be no assurance that any Class C Preferred Stock will be exchanged. The Class C Preferred Stock ranks senior to the Class D Preferred Stock with respect to liquidation, dissolution and winding up of the Company and depending on the price of the Company's Common Stock is convertible into an indefinite amount of Common Stock. Following the consummation of the Class C Exchange Offer, the Class D Preferred Stock will rank subordinate to the Class C Preferred Stock only with respect to those shares of Class C Preferred Stock which were not exchanged for Class D Preferred Stock in the Class C Exchange Offer. The Class C Exchange Offer will expire at 5:00 p.m., New York City time, on November 25, 1998 unless extended by the Company.

         The terms and conditions of the Exchange Offer will not be applicable to any shares of Class B Preferred Stock that are not accepted pursuant to the Exchange Offer, or which are delivered for exchange after the Expiration Date.

         THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 5, 1998, UNLESS EXTENDED (SUCH DATE AS EXTENDED FROM TIME TO TIME, THE "EXPIRATION DATE"). SHARES OF CLASS B PREFERRED STOCK TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. AFTER THE EXPIRATION DATE, SHARES OF CLASS B PREFERRED STOCK TENDERED IN THE EXCHANGE OFFER MAY NOT BE WITHDRAWN UNLESS THE EXCHANGE OFFER IS TERMINATED OR EXPIRES WITHOUT CONSUMMATION THEREOF.

         Notwithstanding any other provision of the Exchange Offer, the Company's obligation to accept for exchange, and to exchange, shares of Class B Preferred Stock properly tendered and not withdrawn pursuant to the Exchange Offer is conditioned upon certain conditions (including, among others, there shall be no litigation instituted which seeks to prevent or enjoin this Exchange Offer) set forth under "The Exchange Offer--Conditions to the Exchange Offer". If the conditions of the Exchange Offer are satisfied and the shares of Class B Preferred Stock are accepted by the Company for exchange, the shares of Class D Preferred Stock will be exchanged on or promptly after the date on which the shares of Class B Preferred Stock are accepted for exchange (the "Exchange Offer Acceptance Date"). Subject to applicable securities laws and the terms set forth in this Offering Circular , the Company reserves the right (i) to waive any and all conditions to the Exchange Offer, (ii) to extend the Exchange Offer or (iii) otherwise to amend the Exchange Offer in any respect.

         The Company's Common Stock is traded on the Nasdaq Small Cap Market ("Nasdaq") and the Boston Stock Exchange, the symbols of which are "CNRS" and "CNR", respectively. On November 5, 1998, the closing price of the Common Stock as reported by Nasdaq was $.781.

         See "Risk Factors" on page 13 for a discussion of certain factors that should be carefully considered in connection with the exchange offered hereby.

                                ----------------

                                    IMPORTANT

         Any beneficial holder of shares of Class B Preferred Stock desiring to tender all or any portion of his shares of Class B Preferred Stock should either
(i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or (ii) deliver it, together with the certificates representing tendered shares of Class B Preferred Stock and any other required documents, to Continental Stock Transfer & Trust Company (the "Exchange Agent"). Holders who wish to tender shares of Class B Preferred Stock and whose certificates representing such shares of Class B Preferred Stock are not immediately available may tender such shares of Class B Preferred Stock by following the procedures for guaranteed delivery set forth in "Conditions to the Exchange Offer -- Procedures for Tendering."

                               -------------------

         The date of this Offering Circular is November 6, 1998.

         The Exchange Offer will expire at 5:00 p.m., New York City time, on December 7, 1998 (such time and date, the "Expiration Date"), unless the Company, in its sole discretion, extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Exchange Offer, as so extended by the Company, shall expire. See "Conditions to the Exchange Offer -- Expiration; Extension; Termination; Amendment."

                             ----------------------

         NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER ANY HOLDER OF SHARES OF CLASS B PREFERRED STOCK SHOULD TENDER SHARES OF CLASS B PREFERRED STOCK PURSUANT TO THE EXCHANGE OFFER. NO
PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFERING CIRCULAR OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATIONS, INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS OFFERING CIRCULAR IS FURNISHED SOLELY TO HOLDERS OF RECORD OF THE SHARES OF CLASS B PREFERRED STOCK.

         This Offering Circular does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities covered by this Offering Circular, nor does it constitute an offer to sell or a solicitation of an offer to buy any such securities by any person in any jurisdiction in which such offer or solicitation would be unlawful.

         The Exchange Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 3(a)(9) thereof. The Company therefore will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of shares of Class B Preferred Stock. Officers, directors and regular employees of the Company may solicit tenders of shares of Class B Preferred Stock but they will not receive additional compensation therefor. The Class D Preferred Stock that will be issued pursuant to the Exchange Offer will be "restricted securities" as such term is defined under Rule 144 of the Securities Act.

         IN DECIDING WHETHER TO ACCEPT THE EXCHANGE OFFER, HOLDERS OF SHARES OF CLASS B PREFERRED STOCK MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE EXCHANGE OFFER, INCLUDING THE MERITS AND RISKS INVOLVED.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this Offering Circular : (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1998, (the "1998 Form 10-KSB"); (ii) the Company's Quarterly Report on Form 10-QSB for the quarter ended August 31, 1998 (the "Form 10-QSB"); and (iii) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on September 28, 1994. EACH CLASS B PREFERRED STOCKHOLDER IS URGED TO READ THE 1998 FORM 10-KSB AND THE FORM 10-QSB IN THEIR ENTIRETY. THE 1998 FORM 10-KSB AND THE FORM 10-QSB ARE ATTACHED HERETO AS ANNEX I AND ANNEX II, RESPECTIVELY.

         The Company also incorporates herein by reference all documents and reports subsequently filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offering Circular and prior to termination of this Exchange Offer. Such documents and reports shall be deemed to be incorporated by reference in this Offering Circular and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, shall not be deemed to constitute a part of this Offering Circular.

         The Company will provide without charge to each person to whom a copy of this Offering Circular has been delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless they are specifically incorporated by reference into such documents. Requests for such copies should be directed to: Cornerstone Internet Solutions Company, 584 Broadway, Suite 509, New York, New York 10012 Attention: Mr. Kenneth Gruber, Chief Financial Officer.

         The Company intends to furnish its stockholders with annual reports containing financial statements audited and reported upon by its independent accounting firm and make available to stockholders quarterly reports containing unaudited interim financial information and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

         This Offering Circular includes references to trademarks of entities other than the Company which have reserved all rights with respect to their respective trademarks.

                              AVAILABLE INFORMATION

         The Company has filed with the Commission a Schedule 13E-4, which term shall encompass any amendments thereto, under the Exchange Act, with respect to the Exchange Offer. This Offering Circular does not contain all the information set forth in the Schedule 13E-4 and the exhibits thereto, to which reference is hereby made for further information about the Company and the Exchange Offer.

         The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy and information statements, and other information with the Commission. The Schedule 13E-4 and all reports, proxy and information statements, and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at the Northeast Regional Office, Seven World Trade Center, New York, New York 10048, and the Midwest Regional Office, Citicorp
Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a home page on the World Wide Web that contains reports, proxy and information statements, and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov.

         The Company will provide without charge to each person to whom a copy of this Offering Circular has been delivered, on the written and oral request of such person, a copy of the Schedule 13E-4. Requests for such copies should be directed to: Cornerstone Internet Solutions Company, 584 Broadway, Suite 509, New York, New York 10012 Attention: Mr. Kenneth Gruber, Chief Financial Officer; telephone (212) 343-3920.

         The Common Stock is listed on Nasdaq, and all reports, proxy and information statements, and other information filed with the Commission also may be inspected at the Nasdaq SmallCap Market, 1735 K Street, N.W., Washington, DC 20006.

                             ----------------------

                                TABLE OF CONTENTS

Incorporation of Certain Documents by Reference..........................4
Available Information....................................................4
Offering Summary.........................................................8
Risk Factors........................................................... 13
Conditions to the Exchange Offer....................................... 18
Certain Federal Income Tax Considerations.............................. 24
Purposes and Effects of the Exchange Offer..............................25
Exchange Agent..........................................................25
Miscellaneous...........................................................25
Description of Securities...............................................25

                                OFFERING SUMMARY

         The following is a summary of certain information included in this Offering Circular or in documents incorporated by reference herein. It is not intended to be complete and is qualified in its entirety by the more detailed information found elsewhere in this Offering Circular or in such documents, which should be read with care. As used herein, unless the context otherwise requires, the "Company" refers to Cornerstone Internet Solutions Company and its subsidiaries. As used herein, the term "Offering Circular" shall mean this Offering Circular and all Appendixes and Exhibits hereto, as the same may be amended, supplemented, restated or otherwise modified from time to time. The term "Exchange Offer" shall mean the offering contemplated hereby. Reference to the Company's fiscal year shall refer to the calendar year in which the Company's fiscal year ends (e.g., fiscal year 1998 refers to the Company's fiscal year ended May 31, 1998).

The Company

         Cornerstone Internet Solutions Company, a Delaware corporation ("Cornerstone" or the "Company"), incorporated in December 1993 and formerly known as Enteractive, Inc., is the successor to Sonic Images Productions, Inc., a District of Columbia corporation incorporated in 1979 which was merged with and into the Company in May 1994 ("Merger"). The Company, as the surviving entity of the Merger, continued its existence following the Merger as a Delaware corporation. The Company does business under the name USWeb Cornerstone. Headquartered in New York, New York, the Company currently offers products and services to customers for the design, development, operation and maintenance of customer Intranets or sites on the Internet and World Wide Web. Its address is 584 Broadway, Suite 509, New York, New York 10012 and its telephone number is
(212) 343-3920. Its World Wide Web site address is http://www.crstone.usweb.com.

Recent Developments

         Private Placement of Class D Preferred Stock

         The Company has commenced a private placement in which it is seeking to sell up to $2,500,000 of Class D Preferred Stock to accredited investors at a purchase price of $1,250 per share. Based on its current operating plan, the Company believes that its current cash and cash equivalents are not sufficient to meet its operating expenses and working capital requirements. The Company needs the proceeds from the private placement to continue to operate its business. In addition, the Company currently lacks sufficient net tangible assets to meet Nasdaq's criterion for continued listing on Nasdaq. However, there can be no assurance that the Company will be able to consummate the private placement of Class D Preferred Stock or that any additional financing will be available to the Company. See Risk Factors -- "Limited Working Capital; Possible Need for Additional Financing; Uncertainty of Capital Funding" and "Nasdaq Listing Standards; Possible Nasdaq Delisting."

         Class C Exchange Offer

         On October 29, 1998, the Company commenced the Class C Exchange Offer whereby the Company is offering to exchange one share of Class C Preferred Stock tendered to the Company in exchange for one share of Class D Preferred Stock. The closing of the Class C Exchange Offer is not contingent on any minimum number of shares of Class C Preferred Stock being exchanged and there can be no assurance that any Class C Preferred Stock will be exchanged. The Class C Preferred Stock ranks senior to the Class D Preferred Stock with respect to liquidation, dissolution and winding up of the Company and depending on the price of the Company's Common Stock is convertible into an indefinite amount of Common Stock. Following the consummation of the Class C Exchange Offer, the Class D Preferred Stock will rank subordinate to the Class C Preferred Stock only with respect to those shares of Class C Preferred Stock which were not exchanged for Class D Preferred Stock in the Class C Exchange Offer. The Class C Exchange Offer will expire at 5:00 p.m., New York City time, on November 25, 1998 unless extended by the Company.

                               THE EXCHANGE OFFER

The Offering                     The Company is  offering to exchange  one share
                                 of  Class B  Preferred  Stock  tendered  to the
                                 Company  prior  to  the  Expiration   Date  and
                                 accepted by the Company in exchange for .8 of a
                                 share of Class D Preferred Stock (the "Exchange
                                 Offer  Consideration").   The  closing  of  the
                                 Exchange Offer is not contingent on any minimum
                                 number  of shares  of Class B  Preferred  Stock
                                 being   exchanged.   Each   share  of  Class  B
                                 Preferred  Stock  is  convertible  at any  time
                                 after  March  1,  1999  or  from  time  to time
                                 thereafter  into such whole number of shares of
                                 common stock, equal to the Class B Stated Value
                                 divided  by  $1.00.  If on or  before  March 1,
                                 1999,  the Company has a private  placement  or
                                 public  offering of Common Stock of the Company
                                 where the gross  proceeds to the Company are in
                                 excess   of   $2,000,000    (the    "Subsequent
                                 Financing"),  each  share of Class B  Preferred
                                 Stock  shall  automatically  convert  into such
                                 whole number of shares of Common Stock equal to
                                 the aggregate Class B Stated Value of the Class
                                 B Preferred  Stock to be  converted  divided by
                                 the  greater  of  (i)  90%  of  the  per  share
                                 offering   price   of  the   Company's   equity
                                 securities in the Subsequent  Financing or (ii)
                                 $1.00.  If such  Class B  Preferred  Stock  was
                                 converted  into  Common  Stock  at the  Class B
                                 Stated  Value  divided  by $1.00,  such Class B
                                 Preferred  Stock  would  be  convertible   into
                                 2,000,000  shares of Common Stock.  The Class B
                                 Preferred Stock is not redeemable. The terms of
                                 the Class D Preferred  Stock are  substantially
                                 identical in all material respects to the terms
                                 of the Class B  Preferred  Stock for which they
                                 may  be  exchanged  pursuant  to  the  Exchange
                                 Offer,  except  that (i) the Class D  Preferred
                                 Stock can first be converted  into Common Stock
                                 of the  Company on or after the  earlier of (a)
                                 June 30,  2000 or (b) if the  closing  price of
                                 the Common Stock shall have been at least $1.50
                                 per share  (subject to  adjustment in the event
                                 of a subdivision  or  combination of the shares
                                 of Common  Stock) on 15 trading days during any
                                 20-consecutive  day  trading  period,  and (ii)
                                 each  share  of  Class  D  Preferred  Stock  is
                                 convertible  into  such  number  of  shares  of
                                 Common  Stock  as is  equal  to  the  aggregate
                                 stated  value of the  Class D  Preferred  Stock
                                 divided  by $1.00  (2,000,000  shares of Common
                                 Stock  if all  outstanding  shares  of  Class B
                                 Preferred  Stock  are  exchanged  for  Class  D
                                 Preferred  Stock and all such Class D Preferred
                                 Stock is converted into Common Stock). Although
                                 the Company has no current  intention to do so,
                                 if it should  modify the terms of the  Exchange
                                 Offer,  the modified  terms would be applicable
                                 with  regard to all shares of Class B Preferred
                                 Stock accepted in the Exchange Offer, including
                                 those tendered  before the  announcement of the
                                 modification. If the terms of
                                 the exchange  offer are modified,  the Exchange
                                 Offer will  remain  open at least ten  business
                                 days from the date the Company  gives notice by
                                 public  announcement  or  otherwise,   of  such
                                 modification and any person who tendered in the Exchange Offer shall have a right to withdraw during such period. See "Condition to the Exchange Offer -- Terms of the Exchange Offer."

Purpose of Offering              As described  under "Recent  Developments"  the
                                 Company is  currently  undertaking  the Class C
                                 Exchange Offer and a private placement of Class
                                 D Preferred  Stock.  The primary purpose of the
                                 Class  C   Exchange   Offer  is  to   eliminate
                                 uncertainty  with  respect  to  the  number  of
                                 shares  that the  Company  would be required to
                                 issue if and when the  holders  of the  Class C
                                 Preferred  Stock elected to convert their Class
                                 C  Preferred  Stock  into  Common  Stock.   The
                                 purpose of the Class D Private  Placement is to
                                 increase the  Company's  working  capital.  The
                                 Company believes that its ability to consummate
                                 the  Class C  Exchange  Offer  and the  private
                                 placement  of Class D Preferred  Stock would be
                                 negatively  impacted if Class B Preferred Stock
                                 remains  outstanding since absent this Exchange
                                 Offer or a waiver by the Class B  stockholders,
                                 the Class B  Preferred  Stock would rank senior
                                 to the Class D Preferred  Stock with respect to
                                 rights on liquidation,  dissolution and winding
                                 up of the Company. In addition,  if the trading
                                 price of the  Company's  Common  Stock does not
                                 exceed  $1.50 on 15  trading  days  during  any
                                 20-consecutive  day trading period, the Class B
                                 Preferred  Stock  would  be  convertible   into
                                 Common  Stock at an earlier time than the Class
                                 D  Preferred  Stock.  Accordingly,  the Company
                                 believes  this  Exchange  Offer is necessary to
                                 help  ensure  the  consummation  of the Class C
                                 Exchange  Offer and the  private  placement  of
                                 Class  D  Preferred  Stock.  There  can  be  no
                                 assurance  that any shares of Class C Preferred
                                 Stock will be  exchanged  for Class D Preferred
                                 Stock in the Class C Exchange Offer or that the
                                 Company  will  be  able  to  sell  any  Class D
                                 Preferred   Stock  or   consummate   any  other
                                 financing  in the future,  irrespective  of the
                                 terms thereof.  See "Recent  Developments"  and
                                 "Risk   Factors--Limited    Working   Capital's
                                 Possible   Need   for   Additional   Financing,
                                 Uncertainty of Capital Funding."

Expiration Date                  5:00 p.m.,  New York City time,  on December 7,
                                 1998  unless  extended  by  the  Company.   See
                                 "Conditions    to   the   Exchange   Offer   --
                                 Expiration; Extensions; Termination; Amendment.

Withdrawal of Tenders            Tenders  of shares of Class B  Preferred  Stock
                                 may be withdrawn at any time prior to the expiration of the Exchange Offer. Thereafter, such tenders are irrevocable, except that they may be withdrawn after the expiration of 40 business days from the commencement of the Exchange Offer, unless accepted for exchange prior to that date. See "Conditions to the Exchange Offer --
                                 Withdrawal of Tenders."

Acceptance of and Delivery
    of Class D Preferred Stock   The Company  will accept for  exchange  any and
                                 all shares of Class B Preferred  Stock that are
                                 properly tendered prior to the Expiration Date.
                                 The  shares  of Class D  Preferred  Stock to be
                                 issued  pursuant to the Exchange  Offer will be
                                 delivered on or promptly following the Exchange
                                 Offer  Acceptance  Date. The Exchange Agent (as
                                 defined herein) will act as agent for tendering
                                 holders  for the  purpose of issuing  shares of
                                 Class D Preferred Stock. See "Conditions to the
                                 Exchange   Offer  --   Acceptance  of  Class  B
                                 Preferred Stock;  Delivery of Class D Preferred
                                 Stock."

Conditions to the Exchange Offer The obligation of the Company to consummate the
                                 Exchange Offer is subject to certain conditions including, among others, that there shall be no litigation instituted which seeks to prevent or enjoin the Exchange Offer. The Company reserves the right to amend the Exchange Offer at any time for any reason. See "Conditions to the Exchange Offer."

Procedures for Tendering
    Class B Preferred Stock      Each  holder  of  shares  of Class B  Preferred
                                 Stock wishing to accept the Exchange Offer must
                                 complete and sign the Letter of Transmittal, in
                                 accordance  with  the  instructions   contained
                                 herein and therein, and forward or hand deliver
                                 such Letter of  Transmittal,  together with any
                                 signature  guarantees  and any other  documents
                                 required   by  the   Letter   of   Transmittal,
                                 including    certificates    representing   the
                                 tendered shares of Class B Preferred Stock to Continental Stock Transfer & Trust Company, Two
                                 Broadway, 19th Floor, New York, New York 10004.

Certain Federal Income Tax
    Consequences                 For a discussion of certain  federal income tax
                                 consequences of the Exchange Offer to holders of shares of Class B Preferred Stock, see
                                 "Certain  Federal  Income Tax  Consequences  to
                                 Preferred Stockholders."

The Common Stock
    and Preferred Stock          As of October  31,  1998 there were  11,574,895
                                 shares of Common Stock  issued and  outstanding
                                 and 5,158,964  shares of Common Stock  reserved
                                 for issuance in connection with the exercise of
                                 outstanding options and warrants.  In addition,
                                 the  Company  has  6,260   shares  of  Class  C
                                 Preferred Stock. The Class C Preferred Stock is
                                 convertible at any time  commencing  after June
                                 30, 1999 on the basis of the  aggregate  stated
                                 value  of the  Class C  Preferred  Stock  to be
                                 converted divided by the
                                 lesser of (i)  $2.00 per share of Common  Stock
                                 or (ii) 50% of the average  closing  sale price
                                 for the Common  Stock for the last ten  trading
                                 days in the fiscal quarter of the Company prior
                                 to such  conversion.  If such Class C Preferred
                                 Stock was converted into Common Stock as of the
                                 date  of  this  Exchange  Offer,  such  Class C
                                 Preferred  Stock  would  be  convertible   into
                                 10,698,660  shares of Common Stock. The Class C
                                 Preferred  Stock  is  also  redeemable  at  the
                                 Company's option at a redemption price equal to
                                 1.1 multiplied by the stated value of the Class
                                 C Preferred Stock ($1,250) (the "Class C Stated
                                 Value").  In  addition,  all holders of Class C
                                 Preferred  Stock  have the  right to  receive a
                                 special monthly  interest  payment,  payable in
                                 Common Stock, equal to 12% per annum (or 1% per
                                 month)  of the per share  Class C Stated  Value
                                 until  the  earlier  of  June  30,  1999 or the
                                 redemption,  if any,  of the Class C  Preferred
                                 Stock.     As    described     under    "Recent
                                 Developments," the Company has commenced the Class C Exchange Offer.

                                 The Company also has 2,000 shares of Class B Preferred Stock outstanding. The Class B Preferred Stock is convertible at any time commencing after March 1, 1999 into such whole number of shares of Common Stock equal to the aggregate Class B Stated Value of the Class B Preferred Stock to be converted divided by $1.00. Accordingly, if all shares of Class B Preferred Stock were converted on this basis, such Class B Preferred Stock would be convertible into 2,000,000 shares of Common Stock. In addition, if on or before March 1, 1999, the Company has a private placement or public offering of Common Stock of the Company where the gross proceeds to the Company are in excess of $2,000,000, each share of Class B Preferred Stock shall automatically convert into such whole number of shares of Common Stock equal to the aggregate Class B Stated Value of the Class B Preferred Stock to be converted ($2,000,000) divided by the greater of (i) 90% of the per share offering price of the Company's equity securities in the Subsequent Financing or (ii) $1.00. Accordingly, if the Company receives $2,000,000 from an offering and 90% of the per share offering price of the Company's Common Stock to be sold in such offering is less than $1.00, 2,000,000 shares of Common Stock will be issuable upon the conversion of all of the
                                 Class B Preferred Stock. If 90% of the per share offering price of the Company's Common Stock is more than $1.00, then a lesser number of shares of Common Stock may be issued. The number of shares issuable upon conversion of the Preferred Stock and the Conversion Rate of the Class B Preferred Stock are subject to adjustment to protect against dilution in the event of stock dividends, stock splits,
                                 combinations,          subdivision          and
                                 reclassifications.

Trading The Common Stock is reported on the Nasdaq Small Cap Market ("Nasdaq") under the symbol "CNRS." The Common Stock is also traded on the Boston Stock Exchange under the symbol "CNR".

Exchange Agent                   Continental Stock Transfer & Trust Company. See
                                 "Conditions  to the Exchange  Offer -- Exchange
                                 Agent."

Risk Factors See "Risk Factors" beginning on page 13 for discussion of certain risk factors that should be carefully considered in connection with deciding whether to tender shares of Class B Preferred Stock in the Exchange Offer.


                                  RISK FACTORS

         The securities offered hereby involve a high degree of risk. Prospective investors should carefully consider the following risk factors, as well as information contained elsewhere in this Offering Circular, before making a decision to tender shares of Class B Preferred Stock in exchange for shares of Class D Preferred Stock.

GENERAL RISKS AND RISKS RELATED TO CURRENT FINANCIAL CONDITION

         History of Losses; Change in Strategy; Continuing Net Losses; Accumulated Deficit. The Company has incurred significant losses since inception. The Company has decided to focus its business plan towards on-line and internet development to provide on-line and internet web-site development and network solutions for corporations. In connection therewith, the Company incurred significant expenses to start the Internet services business and the Company continues to incur significant losses. For the year ended May 31, 1998 and the three months ended August 31, 1998, the Company had net losses of $6,943,800 and $1,209,800, respectively. The Company had an accumulated deficit of $31,109,000 as of August 31, 1998. There can be no assurance that the Company can profitably deliver network solutions, services and products or avoid significant losses in the future.

         NASDAQ Listing Standards; Possible NASDAQ Delisting. In August 1997, Nasdaq enacted new standards for the listing of its member companies on Nasdaq. These standards, which took effect on February 23, 1998, require listed companies to maintain certain financial and corporate governance criterion for continued listing on Nasdaq, including net tangible assets of at least
$2,000,000 and a per share price of at least $1.00 per share. As of May 31, 1998, the Company had less than $2,000,000 in net tangible assets and as of August 31, 1998, the Company had $620,700 in net tangible assets. Nasdaq has advised the Company that the Company no longer meets the requirements for continued listing. Nasdaq has issued a Formal Notice of Deficiency and, pending the outcome of a hearing, the Common Stock may be delisted. The Company may seek to enter into a transaction or transactions to raise additional equity capital (including the offering of Class D Preferred Stock) to ensure that its Common Stock will continue to be listed on the SmallCap Market, however, there can be no assurances that additional financing will be available to the Company or that Nasdaq will consider any such additional equity in its evaluation of whether the Company's Common Stock should be delisted. If the Common Stock is delisted from Nasdaq, trading, if any, in the Common Stock, would then continue to be conducted in the over-the-counter market on the OTC Bulletin Board, an NASD-sponsored inter-dealer quotation system, or in what are commonly referred to as "pink sheets." As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of the Company's Common Stock and the trading price of the Company's Common Stock may be adversely affected.

         Limited Working Capital; Possible Need for Additional Financing; Uncertainty of Capital Funding. As of August 31, 1998, the Company had cash and cash equivalents of $711,000 and net tangible assets of $627,700. The Company's continuing losses from operations could impact the Company's ability to meet its obligations as they become due. The Independent Auditor's report for the fiscal year ended May 31, 1998 includes an explanatory paragraph regarding the Company's ability to continue as a going concern. Based on its current operating plan, the Company believes that its current cash and cash equivalents are not sufficient to meet its operating expenses and working capital requirements. To enhance liquidity, the Company has reduced its operating expenses and secured, in July 1998, approximately $1,487,900 from the sale of Common Stock in a private placement. In addition, in order to generate additional cash, of which there is no assurance, the Company is attempting to increase its revenues, secure a line of credit, further reduce operating expenses and obtain additional financing. However, the cash generated from these activities, if any, may not be sufficient to meet the Company's longer-term cash requirements. As a result, the Company will also be required to obtain additional financing to continue to operate its business. The Company is currently offering Class D Preferred Stock in a private placement. There can be no assurance that any such financing or any additional financing will be available to the Company on acceptable terms, if at all. Any inability by the Company to obtain additional financing will have a material adverse effect on the operations of the Company and its ability to continue as a going concern.

         Dependence on Management; Need to Attract Additional Personnel; Dependence on Third Parties. The Company is dependent upon the business and technical expertise of its executive and sales and development personnel. In addition, the ability to attract and retain highly trained executives and professionals with background experience and knowledge of the Internet, intranet and other new media platforms is critical to the success of the Company. The Company's ability to develop its businesses will depend upon its ability to recruit and retain additional personnel, including engineering, marketing and management personnel. Competition for qualified personnel is intense and accordingly, there can be no assurance that the Company will be able to retain or hire all of the necessary personnel or that the Company may not otherwise need to change its personnel to compete in its rapidly changing market. The Company's success is also dependent upon third parties providing the necessary computer hardware and software at prices within the Company's budget.

RISKS RELATED TO PROVIDING INTERNET SERVICES

         Developing Market For Providing Network Solutions, Products and Services; New Entrants, USWeb Relationship. The Company's future growth is dependent to a significant extent upon its ability to derive revenue from sales to its customers of internet based products and solutions primarily for internal communications and external commerce. The market for these products and services is rapidly evolving, highly competitive, and is characterized by an increasing number of market entrants. Demand and market acceptance for such services are subject to a high level of uncertainty, and there can be no assurance that commerce and communication through such services will continue to grow. In connection with this new strategy, the Company has entered into an agreement with US Web whereby it is a franchisee in a new franchise with no known comparable franchise model and where the market for such franchise is untested. The future success of the Company will be dependent, in part, on the overall success of the US Web Network, of which there can be no assurance. While the Company believes that it can generate revenues as a franchisee, there can be no assurance that it can generate revenues or become profitable in the future.

         Internet Services Competition; Low Barriers to Entry. The market for the Company's products and services is highly competitive. The Company faces competition from national and regional advertising agencies, specialized and integrated marketing communication firms and businesses in the computer network solutions industry. The Company expects that new competitors that provide integrated or specialized services (e.g., corporate identity and packaging, advertising services or World Wide Web site design) and are technologically proficient, will emerge and will be competing with the Company. Most of the Company's current and potential competitors have longer operating histories, larger installed customer bases, longer relationships with customers and significantly greater financial, technical, marketing and public relations resources than the Company and could decide to increase their resource commitments to the Company's market. In addition, many of the Company's competitors have lower overhead, more technical expertise and more advanced technology. The Company has no significant proprietary technology that would preclude or inhibit competitors from entering its market. The Company intends to compete on the basis of price and the quality of its services. In addition, the market for Internet development is relatively new and subject to continuing definition, and, as a result, the core business of certain competitors may better position them to compete in this market as it matures. Competition of the type described above could materially adversely affect the Company's business, results of operations and financial condition. There can be no assurance that existing or future competitors will not develop or offer services and products that provide significant performance, price, creative or other advantages over those offered by the Company, which could have a material adverse effect on the Company's business, financial condition and operating results.

         Uncertain Adoption of the Internet as a Medium of Commerce and Business Process. The Company's ability to derive revenues from providing web-related and network solutions will depend in part upon industry demand for Internet services and the type and quality of infrastructure for providing Internet access and carrying Internet traffic. The Internet may not become an efficient, viable commercial marketplace because of issues such as, among other things, security, reliability, cost, ease of use and access, and quality of service, and because of inadequate development of the necessary solutions infrastructure, such as a reliable computer network or timely development of complementary products, such as high speed modems. If the necessary infrastructure or complementary products are not developed or the Internet does not become an efficient, viable commercial marketplace, the Company's business, financial condition and operating results will be materially adversely affected. Furthermore, even if the Internet becomes an efficient, viable commercial marketplace, there can be no assurance that businesses will elect to use the Company's products and services. If such services prove to be unreliable, ineffective or too expensive, or if software companies develop tools sufficiently user-friendly and cost-effective for nonprofessionals to use, enterprises may choose to develop and maintain all or part of their systems based on internet technologies in-house.

         Management of Growth. The rapid execution necessary for the Company to exploit the market for its business model requires an effective planning and management process. The Company's rapid growth has placed, and is expected to continue to place, a significant strain on the Company's managerial, operational and financial resources. The Company expects that continued hiring of new personnel will be required to support its business. To manage its growth, the Company must continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. There can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that the Company's management will be able to achieve the rapid execution necessary to exploit the market for the Company's business model. The Company's future operating results will also depend on its ability to expand its development, sales and marketing organizations. If the Company is unable to manage growth effectively, the Company's business, results or operations and financial condition will be materially adversely affected.

         Uncertain Acceptance and Maintenance of USWeb Brand. The Company believes that establishing and maintaining the USWeb brand is a critical aspect of its efforts to attract customers and that the importance of brand recognition will increase due to the increasing number of companies entering the market for solutions utilizing Internet technology. Promotion of the USWeb brand will depend largely on the success of USWeb's marketing and the ability of the Company and the USWeb Network to provide high quality, reliable and cost effective Web site and Intranet design, development and maintenance services. Furthermore, in order to promote the USWeb brand in response to competitive pressures, the Company may find it necessary to increase its marketing budget or otherwise increase its financial commitment to creating and maintaining brand loyalty among customers. If USWeb fails to promote and maintain its brand, or incurs excessive expenses in an attempt to promote and maintain its brand, the Company's business, results of operations and financial condition will be materially adversely affected.

         Risks Associated with Acquisitions. As part of its business strategy, the Company expects to make acquisitions of, or significant investments in, businesses that currently offer complementary web site and network solution related services, products and technologies. Any such future acquisitions or investments would be accompanied by the risks commonly encountered in acquisitions of businesses. Such risks include, among other things, the difficulty of assimilating the operations and personnel of the acquired businesses, the potential disruption of the Company's ongoing business, the inability of management to maximize the financial and strategic position of the Company through the successful incorporation of acquired personnel and clients, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and clients as a result of any integration of new management personnel. The Company expects that future acquisitions, if any, could provide for consideration to be paid in cash, stock or a combination of cash and stock. There can be no assurance that any of these acquisitions will be consummated. If an entity is acquired by the Company and such entity is not efficiently or completely integrated with the Company, then the Company's business, financial condition and operating results could be materially adversely affected.

RISKS RELATED TO THE CAPITALIZATION OF THE COMPANY

         Possible Volatility of Securities Prices. The market price of Common Stock has in the past been, and may in the future continue to be, volatile. For instance, between May 1, 1998 and November 4, 1998, the closing price of the Common Stock has ranged between $.75 and $2.34. A variety of events, including quarter to quarter variations in operating results, news announcements or the introduction of new products by the Company or its competitors, as well as market conditions in the interactive multimedia industry or changes in earnings estimates by securities analysts may cause the market price of the Common Stock to fluctuate significantly. In addition, the stock market in recent years has experienced significant price and volume fluctuations which have particularly affected the market prices of equity securities of many companies that service the software industry and which often have been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the price and liquidity of the Common Stock.

         Authorization of Preferred Stock. The Company's Board of Directors has the authority, without further action by the stockholders, to issue 1,991,280 shares of preferred stock, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. While no additional class or series of preferred stock can be senior to the Class B Preferred Stock, the Class C Preferred Stock or the Class D Preferred Stock to be issued in the Exchange Offer, the issuance of preferred stock in the future could adversely affect the voting power of holders of the Company's Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company.

         No Dividends. The Company has never paid cash dividends on the Common Stock. The Company intends to retain any future earnings to finance its growth.

         Indefinite Amount of Common Stock Issuable upon the Conversion of the Class C Preferred Stock and the Class B Preferred Stock. The closing of the Class C Exchange Offer is not contingent on any minimum number of shares of Class C Preferred Stock being exchanged. The holders of the Class C Preferred Stock have the right, at the holder's option, at any time after June 30, 1999 to convert each share of Class C Preferred Stock into such whole number of shares of Common Stock equal to the aggregate Class C Stated Value of the Class C Preferred Stock to be converted divided by the lesser of (i) $2.00 or (ii) 50% of the average closing sale price for the Common Stock for the last ten trading days in the fiscal quarter of the Company prior to such conversion. With respect to the Class C Preferred Stock, if the price of the Common Stock is below $4.00, the number of shares that the Company will be required to issue upon the conversion of the Class C Preferred Stock will be uncertain. Accordingly, if such Class C Preferred Stock was converted into Common Stock as of the date of the commencement of this Exchange Offer, such Class C Preferred Stock would be convertible into 10,698,660 shares of Common Stock. Similarly, the number of shares that the Company would be required to issue upon the conversion of the Class B Preferred Stock could also be uncertain since there can be no assurance at the present time as to whether the Company will consummate another offering or the offering price of Common Stock in another Subsequent Financing. However, in no event will more than 2,000,000 shares of Common Stock be issued upon the conversion of the Class B Preferred Stock. While the Company intends to have sufficient authorized capital with respect to the conversion of the Class C Preferred Stock, Class B Preferred Stock and the Class D Preferred Stock, there can be no assurance that the Company will in fact have a sufficient amount of authorized Common Stock to cover all conversions of Class B Preferred Stock, Class C Preferred Stock and Class D Preferred Stock, particularly if a significant amount of Class B Preferred Stock is not exchanged for Class D Preferred Stock.

         Outstanding Options, Warrants and Preferred Stock. There are currently outstanding options and warrants to purchase approximately 5,158,964 shares of Common Stock in the aggregate at exercise prices ranging between $.81 and $6.60. In addition, the Company has 6,260 shares of Class C Preferred Stock outstanding which are convertible commencing July 1, 1999. The average closing sale price for the Common Stock for the last ten trading days in the quarter ended August 31, 1998 was $1.46 per share. Accordingly, assuming the conversion of all outstanding shares of Class C Preferred Stock, based upon an assumed conversion rate of $.73 (which is 50% of $1.46), an aggregate of 10,698,660 shares of Common Stock would be issued. In addition, assuming conversion of all outstanding Class B Preferred Stock, based upon an assumed Conversion Rate of $1.00, an aggregate of 2,000,000 shares of Common Stock would be issued. The exercise of options and warrants or the conversion of the Class C Preferred Stock and Class B Preferred Stock will have a dilutive effect on the ownership interests of the Company's existing stockholders.

         Forward Looking Statements. This Offering Circular contains certain forward-looking statements, which are intended to be covered by the safe harbors created by the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to provide a full range of Internet and Intranet-based business solutions. Although the Company believes that the assumptions, including the demand for Web-related services, underlying the forward- looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                        CONDITIONS TO THE EXCHANGE OFFER

         Notwithstanding any other provision of the Exchange Offer, the Company will not be required to accept for exchange, subject to any applicable rules or regulations of the Commission, any shares of Class B Preferred Stock tendered for exchange and may postpone the exchange of any shares of Class B Preferred Stock tendered and to be exchanged by it, and may terminate or amend the Exchange Offer as provided herein if any of the following conditions exist:

               (1) there shall have been instituted or threatened or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, (i) that challenges the making of the Exchange Offer, or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of the Exchange Offer or otherwise adversely affect, in any material manner, the Exchange Offer or which requires the Company to file a registration statement in respect of the Common Stock being offered as consideration in the Exchange Offer or (ii) that is, or is reasonably likely to be, in the sole judgment of the Company, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company;

               (2) there shall have occurred any material adverse development, in the sole judgment of the Company, with respect to any action or proceeding concerning the Company;

               (3) an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company;

               (4) there shall have occurred or be likely to occur any event affecting the business or financial affairs of the Company or which, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer, or that will, or is reasonably likely to, materially impair the contemplated benefits to the Company of the Exchange Offer, or otherwise result in the consummation of the Exchange Offer not being or not reasonably likely to be in the best interests of the Company;

               (5) the Company shall not have received from any federal, state or local governmental, regulatory or administrative agency or instrumentality, any approval, authorization or consent that, in the sole judgment of the Company, is necessary to effect the Exchange Offer; and

               (6) there shall have occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) any significant adverse change in the price of the Common Stock in the United States securities or financial markets, (c) a material impairment in the trading market for debt or equity securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the reasonable judgment of the Company, might affect, the extension of credit by banks or other lending institutions, (f) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States,
(g) any imposition of a general suspension of trading or limitation of prices on Nasdaq, or (h) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

         All the foregoing conditions are for the sole benefit of the Company and may be asserted by the Company at any time regardless of the circumstances giving rise to such conditions and may be waived by the Company, in whole or in part, at any time and from time to time, in the sole discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

         If any of the conditions set forth in this section shall not be satisfied, the Company may, subject to applicable law, (i) terminate the Exchange Offer and return all shares of Class B Preferred Stock tendered pursuant to the Exchange Offer to tendering holders; (ii) extend the Exchange Offer and retain all tendered shares of Class B Preferred Stock until the Expiration Date for the extended Exchange Offer; (iii) amend the terms of the Exchange Offer or modify the consideration to be provided by the Company pursuant to the Exchange Offer; or (iv) waive the unsatisfied conditions with respect to the Exchange Offer and accept all shares of Class B Preferred Stock tendered pursuant to the Exchange Offer.

                  EXPIRATION; EXTENSION; TERMINATION; AMENDMENT

         The Exchange Offer is scheduled to expire at 5:00 PM, New York City time, on the Expiration Date. The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Exchange Offer is open by giving oral or written notice of such extension to the Exchange Agent and making a public announcement thereof as described in the second succeeding paragraph. There can be no assurance that the Company will exercise its right to extend the Exchange Offer. During any extension of the Exchange Offer, all shares of Class B Preferred Stock previously tendered pursuant thereto and not exchanged or withdrawn will remain subject to the Exchange Offer and may be accepted for exchange by the Company at the expiration of the Exchange Offer subject to the right of a tendering holder to withdraw his shares of Class B Preferred Stock. The closing of the Exchange Offer is not contingent on any minimum number of shares being exchanged. See "The Exchange Offer -- Withdrawal of Tenders."

         The Company also expressly reserves the right, subject to applicable law, (i) to delay acceptance for exchange of any shares of Class B Preferred Stock or, regardless of whether such shares of Class B Preferred Stock were theretofore accepted for exchange, to delay the exchange of any shares of Class B Preferred Stock pursuant to the Exchange Offer or to terminate the Exchange Offer and not accept for exchange any shares of Class B Preferred Stock, if any of the conditions to the Exchange Offer specified herein fail to be satisfied by giving oral or written notice of such delay or termination to the Exchange Agent; (ii) to waive any condition to the Exchange Offer and accept all the shares of Class B Preferred Stock tendered; and (iii) at any time, or from time to time, to amend the terms of Exchange Offer in any respect, including the Exchange Offer Consideration. The reservation by the Company of the right to delay exchange or acceptance for exchange of shares of Class B Preferred Stock is subject to the provisions of Rule 13e-4(f)(5) under the Exchange Act, which requires that the Company pay the consideration offered or return the shares of Class B Preferred Stock deposited by or on behalf of holders thereof promptly after the termination or withdrawal of the Exchange Offer.

         Any extension, delay, termination or amendment of the Exchange Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make a public announcement of any extension, delay, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Exchange Offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

         If the Company makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or if the Company waives any condition of the Exchange Offer that results in a material change to the circumstances of the Exchange Offer, the Company will disseminate additional Exchange Offer materials in a manner reasonably calculated to inform holders of shares of Class B Preferred Stock of such change, and will provide holders of shares of Class B Preferred Stock adequate time to consider such materials and their participation in the Exchange Offer. The minimum period during which the Exchange Offer must remain open following a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, other than a change in the Exchange Offer Consideration or the percentage of shares of Class B Preferred Stock sought in the Exchange Offer, will depend upon the facts and circumstances, including the relative materiality, of the changed terms or information.

         If the Company increases or decreases the Exchange Offer Consideration or the amount of shares of Class B Preferred Stock sought in the Exchange Offer, the Exchange Offer will remain open at least ten business days from the date that the Company first publishes, sends or gives notice, by public announcement or otherwise, of such increase or decrease. The Company has no current intention to increase or decrease the Exchange Offer Consideration currently offered or the amount of shares of Class B Preferred Stock sought to be purchased.


                            PROCEDURES FOR TENDERING

         TENDERS OF SECURITIES. For a Registered Holder to validly tender shares of Class B Preferred Stock pursuant to the Exchange Offer, a properly completed and validly executed Letter of Transmittal (or a facsimile thereof), together with any signature guarantees and any other documents required by the instructions to the Letter of Transmittal, must be received by the Exchange Agent prior to the Expiration Date at Continental Stock Transfer & Trust Company, Two Broadway, 19th Floor, New York, New York 10004. In addition, the Exchange Agent must receive either certificates for tendered shares of Class B Preferred Stock at any such address. A Registered Holder who desires to tender shares of Class B Preferred Stock and who cannot comply with the procedures set forth herein for tender on a timely basis or whose shares of Class B Preferred Stock are not immediately available must comply with the procedures for guaranteed delivery set forth below.

         DELIVERY OF LETTERS OF TRANSMITTAL. If the certificates for shares of Class B Preferred Stock are registered in the name of a person other than the signer of the Letter of Transmittal relating thereto, then, in order to tender such shares of Class B Preferred Stock pursuant to the Exchange Offer, the certificates evidencing such shares of Class B Preferred Stock must be endorsed or accompanied by appropriate bond powers signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or bond powers guaranteed as provided below.

         ANY BENEFICIAL OWNER WHOSE SHARES OF CLASS B PREFERRED STOCK ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE AND WHO WISHES TO TENDER SHARES OF CLASS B PREFERRED STOCK IN THE EXCHANGE OFFER SHOULD CONTACT SUCH REGISTERED HOLDER PROMPTLY AND INSTRUCT SUCH REGISTERED HOLDER TO TENDER THE SHARES OF CLASS B PREFERRED STOCK ON SUCH BENEFICIAL OWNER'S BEHALF. IF ANY BENEFICIAL OWNER WISHES TO TENDER SHARES OF CLASS B PREFERRED STOCK HIMSELF, THAT BENEFICIAL OWNER MUST, PRIOR TO COMPLETING AND EXECUTING THE LETTER OF TRANSMITTAL AND, WHERE APPLICABLE, DELIVERING HIS SHARES OF CLASS B PREFERRED STOCK, EITHER MAKE APPROPRIATE ARRANGEMENTS TO REGISTER OWNERSHIP OF THE SHARES OF CLASS B PREFERRED STOCK IN SUCH BENEFICIAL OWNER'S NAME OR FOLLOW THE PROCEDURES DESCRIBED IN THE IMMEDIATELY PRECEDING PARAGRAPH. THE TRANSFER OF RECORD OWNERSHIP MAY TAKE A CONSIDERABLE AMOUNT OF TIME.

         The method of delivery of the shares of Class B Preferred Stock, Letters of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holder tendering the shares of Class B Preferred Stock. If delivery is to be made by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to that date and time.

         SIGNATURE GUARANTEES. Signatures on the Letter of Transmittal must be guaranteed by an "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being an "Eligible Institution") unless (a) the Letter of Transmittal is signed by the registered holder of the shares of Class B Preferred Stock tendered therewith and neither the "Special Payment Instructions" box nor the "Special Delivery Instructions" box of the Letter of Transmittal is completed, or (b) such shares of Class B Preferred Stock are tendered for the account of an Eligible Institution.

         GUARANTEED DELIVERY. If a holder desires to tender shares of Class B Preferred Stock pursuant to the Exchange Offer and (a) certificates representing such shares of Class B Preferred Stock are not immediately available, (b) time will not permit such holder's Letter of Transmittal, certificates evidencing such shares of Class B Preferred Stock or other required documents to reach the Exchange Agent prior to the Expiration Date, a tender may be effected if all the following are complied with:

                  (a) such tender is made by or through an Eligible Institution;

                  (b) on or prior to the Expiration Date, the Exchange Agent has received from such Eligible Institution, at the address of the Exchange Agent set forth in the Letter of Transmittal, a properly completed and validly executed Notice of Guaranteed Delivery (by telegram, telex, facsimile transmission, mail or hand delivery) in substantially the form accompanying this Offering Circular, setting forth the name and address of the registered holder and the principal amount or number of shares of Class B Preferred Stock being tendered and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the date of the Notice of Guaranteed Delivery, the Letter of Transmittal validly executed (or a facsimile thereof), together with certificates evidencing the shares of Class B Preferred Stock, and any other documents required by the Letter of Transmittal and the instructions thereto, will be deposited by such Eligible Institution with the Exchange Agent; and

                  (c) such Letter of Transmittal (or a facsimile thereof), properly completed and validly executed, together with certificates evidencing all physically delivered shares of Class B Preferred Stock in proper form for transfer and any other required documents are received by the Exchange Agent within three New York Stock Exchange trading days after the date of such Notice of Guaranteed Delivery.

         LOST OR MISSING CERTIFICATES. If a holder desires to tender shares of Class B Preferred Stock pursuant to the Exchange Offer but the certificates evidencing such shares of Class B Preferred Stock have been mutilated, lost, stolen or destroyed, such holder should write to or telephone the Trustee, at the address or telephone number listed below, about procedures for obtaining replacement certificates for such shares of Class B Preferred Stock or arranging for indemnification or any other matter that requires handling by the Trustee:

         Continental Stock Transfer & Trust Company
         Two Broadway, 19th Floor
         New York, New York  10004
         Telephone No. (212) 509-4000 Ext. 535
         Telecopy No. (212) 509-5150

         TENDER CONSTITUTES AN AGREEMENT. The tender of shares of Class B Preferred Stock into the Exchange Offer pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and the Company upon the terms and conditions of the Exchange Offer, and a representation that (i) such holder owns the shares of Class B Preferred Stock being tendered and is entitled to tender such shares of Class B Preferred Stock as contemplated by the Exchange Offer all within the meaning of Rule 14e-4 under the Exchange Act, and (ii) the tender of such shares of Class B Preferred Stock complies with Rule 14e-4.

         Further, by executing or transmitting a Letter of Transmittal, a tendering holder irrevocably sells, assigns and transfers to or upon the order of the Company or its assignee all right, title and interest in and to all such shares of Class B Preferred Stock tendered thereby, waives any and all rights with respect to the shares of Class B Preferred Stock and releases and discharges the Company from any and all claims such holder may have now, or may have in the future, arising out of or related to the shares of Class B Preferred Stock, and each such holder irrevocably selects and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of such holder with respect to such shares of Class B Preferred Stock, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such shares of Class B Preferred Stock, (b) present such shares of Class B Preferred Stock for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such shares of Class B Preferred Stock (except that the Depositary will have no rights to or control over funds from the Company).

         OTHER MATTERS. Notwithstanding any other provision of the Exchange Offer, delivery of the shares of Common Stock for shares of Class B Preferred Stock tendered and accepted pursuant to the Exchange Offer will occur only after timely receipt by the Exchange Agent of such shares of Class B Preferred Stock, together with properly completed and validly executed Letters of Transmittal (or a facsimile or electronic copy thereof or an electronic agreement to comply with the terms thereof) and any other required documents.

         All questions as to the form of all documents, the validity (including time of receipt) and acceptance of tenders of the shares of Class B Preferred Stock will be determined by the Company, in its sole discretion, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of shares of Class B Preferred Stock will not be considered valid. The Company reserves the absolute right to reject any or all tenders of shares of Class B Preferred Stock that are not in proper form or the acceptance of which, in the Company's opinion, would be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular shares of Class B Preferred Stock. If the Company waives its right to reject a defective tender of shares of Class B Preferred Stock, the holder will be entitled to the Exchange Offer Consideration. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. Any defect or irregularity in connection with tenders of shares of Class B Preferred Stock must be cured within such time as the Company determines, unless waived by the Company. Tenders of shares of Class B Preferred Stock shall not be deemed to have been made until all defects and irregularities have been waived by the Company or cured. None of the Company, the Exchange Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders of shares of Class B Preferred Stock, or will incur any liability to holders for failure to give any such notice.

                              WITHDRAWAL OF TENDERS

         Tenders of shares of Class B Preferred Stock may be withdrawn at any time until the Expiration Date as such date may be extended. Thereafter, such tenders are irrevocable, except that they may be withdrawn after the expiration of 40 business days from the commencement of the Exchange Offer (January 6, 1999) unless accepted for exchange prior to that date.

         Holders who wish to exercise their right of withdrawal with respect to a Exchange Offer must give written notice of withdrawal, delivered by mail, hand delivery or facsimile transmission, to the Exchange Agent at the address set forth in the Letter of Transmittal prior to the Expiration Date or at such other time as otherwise provided for herein. In order to be effective, a notice of withdrawal must specify the name of the person who deposited the shares of Class B Preferred Stock to be withdrawn (the "Depositor"), the name in which the shares of Class B Preferred Stock are registered, if different from that of the Depositor, and the number of shares of Class B Preferred Stock to be withdrawn prior to the physical release of the certificates to be withdrawn. Withdrawals of tenders of shares of Class B Preferred Stock may not be rescinded, and any shares of Class B Preferred Stock withdrawn will be deemed not validly tendered thereafter for purposes of the Exchange Offer. However, properly withdrawn shares of Class B Preferred Stock may be tendered again at any time prior to the Expiration Date by following the procedures for tendering not previously tendered shares of Class B Preferred Stock described elsewhere herein.

         All questions as to the form, validity and eligibility (including time of receipt) of any withdrawal of tendered shares of Class B Preferred Stock will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defect or irregularity in any withdrawal of tendered shares of Class B Preferred Stock, or will incur any liability for failure to give any such notification.

         If the Company is delayed in its acceptance for conversion and payment for any shares of Class B Preferred Stock or is unable to accept for conversion or convert any shares of Class B Preferred Stock pursuant to the Exchange Offer for any reason, then, without prejudice to the Company's rights hereunder, tendered shares of Class B Preferred Stock may be retained by the Exchange Agent on behalf of the Company and may not be withdrawn (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that the issuer making the tender offer pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of a tender offer), except as otherwise permitted hereby.

                     ACCEPTANCE OF CLASS B PREFERRED STOCK;
                       DELIVERY OF CLASS D PREFERRED STOCK

         The acceptance of the Class B Preferred Stock validly tendered for exchange and not withdrawn will be made as promptly as practicable after the Expiration Date. For purposes of the Exchange Offer, the Company will be deemed to have accepted for exchange validly tendered Class B Preferred Stock if, as and when the Company gives oral or written notice thereof to the Exchange Agent. Such notice of acceptance shall constitute a binding contract between the Company and the tendering holder pursuant to which the Company will be obligated to provide the Exchange Offer Consideration therefor. Subject to the terms and conditions of the Exchange Offer, the delivery of Class D Preferred Stock will be made in exchange for Class B Preferred Stock accepted and exchanged pursuant to the Exchange Offer. The Exchange Agent will act as agent for the tendering holders of Class B Preferred Stock for the purposes of receiving Class D Preferred Stock and transmitting the Class D Preferred Stock to the tendering holders. Tendered Class B Preferred Stock not accepted for conversion by the Company, if any, will be returned without expense to the tendering holder of such Class B Preferred Stock as promptly as practicable following the Expiration Date.

        CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO PREFERRED STOCKHOLDERS

         The following discussion summarizes the material federal income tax consequences to holders of the Class B Preferred Stock (herein referred to as "Holders") relating to the exchange of the Class B Preferred Stock for Class D Preferred Stock of the Company. The discussion is based upon the Internal Revenue Code of 1986 (the "Code"), the applicable Treasury Regulations (the "Regulations") and judicial and administrative interpretations of the Code and Regulations, all as in effect on the date of this Prospectus. Each Holder should be aware that the Code and the Regulations, and any interpretation thereof, are subject to change and that any change could be applied retroactively. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Holder in light of his personal investment circumstances or to certain types of Holders subject to special treatment under the federal income tax laws (for example, tax-exempt entities and foreign taxpayers) and does not discuss any aspect of state, local or foreign tax laws. Each Holder is urged to consult his own tax advisor to determine the particular tax consequences to him (including the applicability and effect of state, local, foreign and other tax laws) of the exchange of the Class B Preferred Stock for Class D Preferred Stock.

Exchange of Class B Preferred Stock for Class D Preferred Stock

         In general, no gain or loss shall be recognized by a Holder who exchanges Class B Preferred Stock for Class D Preferred Stock.

Tax Basis and Holding Period of the Class D Preferred Stock

         Shares of Class D Preferred Stock acquired upon the exchange of the Class B Preferred Stock will have a tax basis equal to the tax basis of the shares of Class B Preferred Stock so exchanged. The Holder will tack to his holding period of the Class D Preferred Stock the period he held the Class B Preferred Stock transferred in exchange for the Class D Preferred Stock.

                   PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

         As described under "Recent Developments" the Company is currently undertaking the Class C Exchange Offer and a private placement of Class D
Preferred Stock. The primary purpose of the Class C Exchange Offer is to eliminate uncertainty with respect to the number of shares that the Company would be required to be issued if and when the holders of the Class C Preferred Stock elected to convert their Class C Preferred Stock into Common Stock. The purpose of the Class D Private Placement is to increase the Company's working capital. The Company believes that its ability to consummate the Class C
Exchange Offer and the private placement of Class D Preferred Stock would be negatively impacted if Class B Preferred Stock remains outstanding since absent this Exchange Offer or a waiver by the Class B stockholders, the Class B Preferred Stock would rank senior to the Class D Preferred Stock with respect to rights on liquidation, dissolution and winding up of the Company. In addition, if the trading price of the Company's Common Stock does not exceed $1.50 on 15 trading days during any 20-consecutive day trading period, the Class B Preferred Stock would be convertible into Common Stock at an earlier time than the Class D Preferred Stock. Accordingly, the Company believes this Exchange Offer is necessary to help ensure the consummation of the Class C Exchange Offer and the private placement of Class D Preferred Stock. There can be no assurance that any shares of Class C Preferred Stock will be exchanged for Class D Preferred Stock in the Class C Exchange Offer or that the Company will be able to sell any Class D Preferred Stock or consummate any other financing in the future, irrespective of the terms thereof. See "Recent Developments" and "Risk Factors--Limited Working Capital's Possible Need for Additional Financing, Uncertainty of Capital Funding."

                                 EXCHANGE AGENT

         Continental Stock Transfer & Trust Company has been appointed Exchange Agent for the Exchange Offer. All deliveries and correspondence sent to the Exchange Agent should be directed to the address set forth in the Letter of Transmittal. Requests for assistance or additional copies of this Offering Circular and the Letter of Transmittal should be directed to the Exchange Agent, at its address set forth on the back cover page of this Offering Circular. The Company has agreed to pay the Exchange Agent customary fees for its services and to reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company also has agreed to indemnify the Exchange
Agent for certain liabilities, including liabilities under the federal securities laws.

                                  MISCELLANEOUS

         The Company has not retained any dealer manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting tenders of Class B Preferred Stock. However, directors, officers and employees of the Company (who will not be separately compensated for such services) may solicit exchanges by use of the mails, personally or by telephone, facsimile or similar means of electronic transmission. The Company also will pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses incurred in forwarding copies of this Offering Circular and related documents to the beneficial owners of Class B Preferred Stock and in handling or forwarding tenders of Class B Preferred Stock by their customers.

                            DESCRIPTION OF SECURITIES

         The Company is currently authorized to issue 50,000,000 shares of the Company's Common Stock, par value $.01 per share, and 2,000,000 shares of preferred stock, par value $.01 per share. As of the date of this Offering Circular, 11,524,895 shares of the Company's Common Stock are currently issued and outstanding, 6,260 shares of Class C Preferred Stock are currently issued and outstanding and 2,000 shares of Class B Preferred Stock are currently issued and outstanding.

         The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted can elect all of the directors then being elected at a meeting at which a quorum is present. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for the Preferred Stock and any other class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no redemption, preemptive or other subscription rights, and there are no conversion provisions applicable to the Common Stock.

Convertible Preferred Stock

         The following describes the current designations, preferences and other rights and qualifications of the Class B Preferred Stock.

         Stated Value. Each share of Class B Preferred Stock will have a Class B Stated Value equal to $1,000.

         Liquidation Preferences. Upon a liquidation of the Company (including a sale by the Company of all or substantially all of its assets or a merger or consolidation of the Company with another Company where the Company is not the surviving entity), the assets of the Company available for distribution to the stockholders of the Company, whether from capital, surplus or earnings, shall be distributed in the following order of priority: (i) the holders of Class B Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of any class of the Company's capital stock whether now existing or hereafter created with which the Class B Preferred Stock shall, for purposes of a liquidation, dissolution or winding up of the Company, rank junior) of the Company, an amount equal to the Class B Stated Value for each share of Class B Preferred Stock then outstanding and (ii) the remaining assets of the Company available for distribution, if any, to the stockholders of the Company shall be distributed pro rata to the holders of issued and outstanding shares of Common Stock.

         Ranking. The Class B Preferred Stock will rank (i) junior to the Class C Preferred Stock [and the Class D Preferred Stock] and (ii) senior to all classes and series of capital stock of the Company now existing or hereinafter authorized, issued or outstanding, including, without limitation, the Common Stock, and any other classes and series of capital stock of the Company now or hereinafter authorized, issued or outstanding (collectively, "Junior Securities"). The Company will not issue any class or series of any class of capital stock which ranks pari passu with the Class B Preferred Stock with respect to rights on liquidation, dissolution or winding up of the Company.

         Dividends. The holders of Class B Preferred Stock shall not be entitled to receive any dividends, cash or otherwise, in connection with the Class B Preferred Stock. No dividends shall be payable upon any Junior Securities unless equivalent dividends, on an as-converted basis, are declared and paid concurrently on the Class B Preferred Stock.

         Conversion. If on or before March 1, 1999, the Company has a private placement or public offering of Common Stock of the Company where the gross proceeds to the Company are in excess of $2,000,000 (the "Subsequent Financing"), each share of Class B Preferred Stock shall automatically convert into such whole number of shares of Common Stock equal to the aggregate Class B Stated Value of the Class B Preferred Stock to be converted divided by the greater of (i) 90% of the per share offering price of the Company's equity securities in the Subsequent Financing or (ii) $1.00. Subsequent to March 1,
1999, the holders of Class B Preferred Stock shall have the right, at the holder's option, to convert each share of Class B Preferred Stock into such whole number of shares of Common Stock equal to the aggregate Class B Stated Value of the Class B Preferred Stock to be converted divided by $1.00. Accordingly, if all Class B Preferred Stock was converted subsequent to March 1, 1999, 2,000,000 shares of Common Stock would be issued upon the conversion of the Class B Preferred Stock. See "Risk Factors--" "Outstanding Options, Warrants and Preferred Stock" and "Indefinite Amount of Common Stock Issuable upon the Conversion of Class C Preferred Stock and Class B Preferred Stock." The Conversion Rate of the Class B Preferred

Stock will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivision and reclassifications.

         Redemption. The holders of Class B Preferred Stock shall have not redemption rights.

         Voting. The holders of Class B Preferred Stock shall be entitled to vote on all matters submitted to the stockholders. Each share of Class B Preferred Stock shall have that number of votes equal to the number of shares of Common Stock into which it is convertible (based upon an assumed conversion rate of $1.00). The holders of the Class B Preferred Stock shall also vote as a separate class on all matters which the General Corporate Law of the State of Delaware specifically requires the holders of such Class B Preferred Stock to vote as a separate class.

         The following describes the current designations, preferences and other rights and qualifications of the Class C Preferred Stock.

         Stated Value. Each share of Class C Preferred Stock will have a Class C Stated Value equal to $1,250.

         Liquidation Preferences. Upon a liquidation of the Company (including a sale by the Company of all or substantially all of its assets or a merger or consolidation of the Company with another Company where the Company is not the surviving entity), the assets of the Company available for distribution to the stockholders of the Company, whether from capital, surplus or earnings, shall be distributed in the following order of priority: (i) the holders of Class C Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of any Junior Securities (as defined below) of the Company, an amount equal to the product of the Class C Stated Value multiplied by 1.1 for each share of Class C Preferred Stock then outstanding and (ii) the remaining assets of the Company available for distribution, if any, to the stockholders of the Company shall be distributed pro rata to the holders of issued and outstanding shares of Common Stock.

         Ranking. The Class C Preferred Stock will rank senior to all classes and series of capital stock of the Company now existing or hereinafter authorized, issued or outstanding, including, without limitation, the Common Stock, and any other classes and series of capital stock of the Company now or hereinafter authorized, issued or outstanding (collectively, "Junior Securities"). The Company will not issue any class or series of any class of capital stock which ranks pari passu with the Class C Preferred Stock with respect to rights on liquidation, dissolution or winding up of the Company.

         Dividends. The holders of Class C Preferred Stock shall not be entitled to receive any dividends, cash or otherwise, in connection with the Class C Preferred Stock. No dividends shall be payable upon any Junior Securities unless equivalent dividends, on an as-converted basis, are declared and paid concurrently on the Class C Preferred Stock. No dividends shall be payable on any other classes of preferred stock during such time as the Class C Preferred Stock is outstanding.

         Conversion. The holders of Class C Preferred Stock shall have the right, at the holders option, at any time after June 30, 1999, or from time to time thereafter, to convert each share of Class C Preferred Stock into such whole number of shares of Common Stock equal to the aggregate Class C Stated Value of the Class C Preferred Stock to be converted divided by the lesser of
(i) $2.00 or (ii) 50% of the average closing sale price for the Common Stock for the last ten trading days in the fiscal quarter of the Company prior to the conversion, subject to adjustment.

         Redemption. (i) At any time and from time to time, the Corporation shall have the option to (unless otherwise prevented by law) redeem all, or any portion of on a pro-rata basis, the Class C Preferred Stock and upon 30 days prior written notice of the Corporation's intention to exercise the redemption option to the holders of the then outstanding shares of Class C Preferred Stock, at a redemption price equal to 1.1 multiplied by the Class C Stated Value for each such share of the Class C Preferred Stock; and (ii) the Corporation must redeem the Class C Preferred Stock at 1.1 multiplied by the Class C Stated Value in the event the Corporation receives proceeds from an underwritten public offering consummated by the Corporation prior to January 1, 2000, provided, however, that only 33% of the proceeds from any such public offering is required to be applied to redeem the Class C Preferred Stock. In connection with (ii) above, if the closing price of the Company's Common Stock is at least $6.00 for 10 trading days in any 30 day period, the Corporation will use its best efforts to complete an underwritten offering of its Common Stock. The Corporation may also use the proceeds derived from the aforementioned Section (ii) to redeem a portion of the Class C Preferred Stock on a pro rata basis to the extent that the proceeds from such public offering are not sufficient to fund the redemption of all of the outstanding shares of Class C Preferred Stock.

         Voting. The holders of Class C Preferred Stock shall be entitled to vote on all matters submitted to the stockholders. Each share of Class C Preferred Stock shall have that number of votes equal to the number of shares of Common Stock into which it is then convertible as of the record date of the proposed stockholder action. The holders of Class C Preferred Stock shall also vote as a separate class on all matters which the General Corporate Law of the State of Delaware specifically requires the holders of such Class C Preferred Stock to vote as a separate class.

         Interest Payment. All holders of Class C Preferred Stock will, with respect to each share of Class C Preferred Stock that they hold, receive a special monthly interest payment equal to 12% per annum (or 1% per month) of the per share Class C Stated Value for the period commencing on April 30, 1998 and ending on the earlier of (i) June 30, 1999 or (ii) the redemption, if any, of the Class C Preferred Stock. Such payment may be made, at the Company's option, in either cash or additional shares of its Common Stock or a combination thereof. Such payment will be made by the Company at the later of (i) the time it redeems the Class C Preferred Stock, or (ii) July 10, 1999 (if the Company does not redeem the Preferred Stock on or before June 30, 1999). To the extent that the Company elects to make such payment through the issuance of Common Stock, the value of the Common Stock will be based upon the average closing sales price for the Common Stock for the 10 trading days immediately prior to the date in which the Company sends a written notice of redemption or June 30, 1999 as the case may be, in each case as reported by the Nasdaq SmallCap Market, or if the Company's Common Stock is not traded on the Nasdaq SmallCap Market, the principal market on which the Company's Common Stock is then trading.

         The terms of the Class D Preferred Stock are substantially identical in all material respects to the terms of the Class B Preferred Stock. The following describes the current designations, preferences and other rights and qualifications of the Class D Preferred Stock.

         Stated Value. Each share of Class D Preferred Stock will have a stated value (the "Class D Stated Value") equal to $1,250.

         Liquidation Preferences. Upon a liquidation of the Company (including a sale by the Company of all or substantially all of its assets or a merger or consolidation of the Company with another Company where the Company is not the surviving entity), the assets of the Company available for distribution to the stockholders of the Company, whether from capital, surplus or earnings, shall be distributed in the following order of priority: (i) the holders of Class D Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of any Junior Securities (as defined below) of the Company, an amount equal to the product of the Class D Stated Value multiplied by 1.1 for each share of Class D Preferred Stock then outstanding and (ii) the remaining assets of the Company available for distribution, if any, to the stockholders of the Company shall be distributed pro rata to the holders of issued and outstanding shares of Common Stock. Notwithstanding the foregoing, the holders of Class C Preferred Stock shall be entitled to receive, prior and in preference to any distribution to any distribution to any holder of Class D Preferred Stock.

         Ranking. The Class D Preferred Stock will rank senior to all classes and series of capital stock of the Company now existing or hereinafter authorized, issued or outstanding, including, without limitation, the Common Stock, and any other classes and series of capital stock of the Company now or hereinafter authorized, issued or outstanding other than the Class C Preferred Stock (collectively, "Junior Securities"). The Company will not issue any class or series of any class of capital stock which ranks pari passu with the Class D Preferred Stock with respect to rights on liquidation, dissolution or winding up of the Company.

         Dividends. The holders of Class D Preferred Stock shall not be entitled to receive any dividends, cash or otherwise, in connection with the Class D Preferred Stock. No dividends shall be payable upon any Junior Securities unless equivalent dividends, on an as-converted basis, are declared and paid concurrently on the Class D Preferred Stock. No dividends shall be payable on any other classes of preferred stock during such time as the Class D Preferred Stock is outstanding.

         Conversion. The holders of Class D Preferred Stock shall have the right, at the holders option, at any time commencing after the earlier of (i) June 30, 2000 or (ii) if the closing price of the Common Stock shall have been at least $3.00 per share (subject to adjustment in the event of a subdivision or combination of the shares of Common Stock) on 15 trading days during any 20-consecutive day period to convert each share of Class D Preferred Stock into such whole number of shares of Common Stock equal to the aggregate Class D Stated Value of the Class D Preferred Stock to be converted divided by $1.00. subject to adjustment.

         Voting. The holders of Class D Preferred Stock shall be entitled to vote on all matters submitted to the stockholders. Each share of Class D Preferred Stock shall have that number of votes equal to the number of shares of Common Stock into which it is then convertible as of the record date of the proposed stockholder action. The holders of Class D Preferred Stock shall also vote as a separate class on all matters which the General Corporate Law of the State of Delaware specifically requires the holders of such Class D Preferred Stock to vote as a separate class.

Other Preferred Stock

         The Company's authorized shares of preferred stock may be issued in one or more series, and the Board of Directors is authorized, without further action by the stockholders, to designate the rights, preferences, limitations and restrictions of and upon shares of each series, including dividend, voting, redemption and conversion rights. The Board of Directors also may designate par value, preferences in liquidation and the number of shares constituting any series. The Company believes that the availability of preferred stock issuable in series will provide increased flexibility for structuring possible future financings and acquisitions, if any, and in meeting other corporate needs. It is not possible to state the actual effect of the authorization and issuance of any series of preferred stock upon the rights of holders of Common Stock until the Board of Directors determines the specific terms, rights and preferences of a series of preferred stock. However, such effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, or impairing liquidation rights of such shares without further action by holders of the Common Stock. In addition, under various circumstances, the issuance of preferred stock may have the effect of facilitating, as well as impeding or discouraging, a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. Issuance of preferred stock could also adversely effect the market price of the Common Stock. The Company has no present plan to issue any shares of preferred stock other than Class D Preferred Stock pursuant to this Exchange Offer or in a private placement of Class D Preferred Stock. See "Purposes and Effects of the Exchange Offer."